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                                Boesebeck Droste
                          Darmstaedter Landstrasse 125
                             60598 Frankfurt am MAIN
                           FEDERAL REPUBLIC OF GERMANY

                                                                10 February 1997

Freedom Chemical Company
Mellon Center, Suite 3500
1735 Market Street
Philadelphia, PA  19103
USA

10 February 1997

Re:      Freedom Chemical Company
         Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as special German counsel to Freedom Chemical Diamalt GmbH, a corporation organized under the laws of the Federal Republic of Germany ("Diamalt"), in connection with the public offering of US$ 125,000,000 aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2006 (the "New Notes") of Freedom Chemical Company, a Delaware corporation (the "Company") which will be guaranteed on a senior subordinated basis pursuant to the guarantees (the "Guarantees" and, together with the New Notes, the "New Securities") by Diamalt, Freedom Textile Chemicals Co., a Delaware corporation ("Freedom Textile"), Hilton Davis Chemicals Co., a Delaware corporation ("Hilton Davis"), FCC Acquisition Corp., a Delaware corporation ("Hilton Davis"), FCC Acquisition Corp., a Delaware corporation ("FCC Acquisition"), Freedom Textile Chemical Company (South Carolina), Inc., a Delaware corporation (collectively with Freedom Textile, Hilton Davis and FCC Acquisition, the "Delaware Subsidiaries"), Kalama Chemical Inc., a Washington corporation

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("Kalama"), Kalama Specialty Chemical, Inc., a Washington corporation
(collectively with Kalama, the "Washington Subsidiaries"), and Kalama Foreign Sales Corporation, a corporation organized under the laws of Guam (collectively with Diamalt, the Delaware Subsidiaries and the Washington Subsidiaries, the "Guarantors"). The New Securities are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 10 5/8% Senior Subordinated Notes due 2006 of the Company (the "Old Securities") under an Indenture, dated as of October 15, 1996 (the "Indenture"), by and among the Company, the Guarantors and The Bank of New York, as Trustee (the "Trustee"), as contemplated by the Registration Rights Agreements dated October 17, 1996 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &

Smith Incorporated, Schroder Wertheim & Co. Incorporated and Smith Barney Inc.

This opinion is being furnished to you in accordance with the requirements of item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(i) the Registration Statement on Form S-1 (File No. 33-84778) as filed with the Securities and Exchange Commission (the "Commission") on October 4, 1994 under the Act, Amendment No. 1 thereto as filed with the Commission on November 14, 1994, Amendment No. 2 as filed with the Commission on October 31, 1996, Amendment No. 3 thereto as filed with the Commission on January 13, 1997 and Amendment No. 4 thereto as filed with the Commis-sion on February 10, 1997 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement");

(ii)          an executed copy of the Registration Rights Agreement;

(iii)         an executed copy of the Indenture;

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(iv)          the Articles of Association of Diamalt (the "Articles");

(v) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

(vi)          the form of the New Notes and the Guarantees.

The Guarantee given by Diamalt is referred to herein as the "Diamalt Guarantee". We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records and documents as we have deemed relevant or necessary as the basis for our opinions.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than Diamalt, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In addition, we have assumed (i) that the execution, delivery and performance of the Diamalt Guarantee and the Indenture by Diamalt will not violate any provisions of the laws of the State of New York, (ii) the validity, binding effect and enforceability of the Diamalt Guarantee and the Indenture under the laws of such State, and (iii) that the laws of such State would not affect any of the conclusions stated herein. We have further assumed that neither the execution and delivery by Diamalt of the Diamalt Guarantee and the Indenture, nor the performance by Diamalt of its obligations thereunder, contravenes or conflicts with (i) any agreement or instrument (other than the Diamalt Guarantee and the Indenture) to which it is a party or by which its properties or assets are bound, or (ii) any judicial or administrative judgment, injunction, order or decree that is binding upon it or its properties or assets. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have

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relied upon oral or written statements and representations of officers and other representatives of Diamalt and others.

We have not made any investigation of, and do not express any opinion as to, the laws of any jurisdiction outside the Federal Republic of Germany. Our opinion is given only in respect to the present laws of the Federal Republic of Germany and the present practice of the German courts and is limited to facts and circumstances known to us and subsisting at the date hereof. We express no opinion as to any matter of fact.

Based upon the foregoing and subject to the qualifications stated herein and to any matter of fact not disclosed to us, we are of the opinion that, as of the date hereof:

When

(i) the Registration Statement becomes effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended;

(ii) the New Securities have been duly executed and authenticated in accordance with the term of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Securities surrendered in exchange therefor in accordance with the terms of the Exchange Offer.

then the Diamalt Guarantee will constitute a valid and binding obligation of Diamalt, enforceable against Diamalt in accordance with its terms.

Our opinion above is subject to the following qualifications:

(a) The enforceability of the Guarantee is subject to all applicable bankruptcy, insolvency, reorganization, receivership and similar laws of Germany and judicially developed doctrines relevant to any of the foregoing laws that affect the rights and remedies of creditors generally.

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(b)           The enforceability of the Guarantee may be limited by the
              general principles of equity contained in German law, including principles

              - requiring in good faith and fair dealing in the entering into, performance and enforcement of a contract by the parties seeking its enforcement,

              - requiring reasonableness in the performance and enforcement of an agreement by the parties seeking enforcement in the contract,

              - requiring consideration of the impracticability and impossibility of performance at the time of attempted enforcement,

              - requiring consideration of a breach of contract by the parties seeking enforcement and the consequences of the breach to the party against which enforcement is sought.

(c) This opinion is not to be taken to imply that a German court if it were the forum would necessarily grant any specific remedy, the availability of which is in the discretion of the court.

(d) The legal situation in Germany in respect of guarantees of loans given to a parent company is controversial with a number of authors and decisions, depending on the circumstances, holding payments under such guarantees to be considered as repayment of capital if payments under the guarantees lead to a reduction of the share capital to the effect that such payments have to be refunded by the recipient. It has, however, been held that a third party creditor is not liable to refund payments from the creditor unless the creditor and the shareholder jointly acted, with the intent to the detriment of the subsidiary or its creditors. This decision has been disputed but not yet overruled.

(e) The language before the German court is German, and therefore any presentation of documents in a language other than German is subject to the provision of a certified translation in German

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              and the correctness of a translation is a matter to be evaluated by the court.

We express no opinion with respect to any other matter, in particular with respect to the financial information stated in the New Securities.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is governed by and construed in accordance with German law. The courts of Frankfurt shall have exclusive jurisdiction.

Very truly yours,

/s/ Oliver Felsenstein